EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-104700 and Registration No. 333-193930) of Napco Security Technologies, Inc. and Subsidiaries, of our reports dated September 13, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended June 30, 2018. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York
September 13, 2018